Exhibit 99.1
n e w s     r e l e a s e
QLT ANNOUNCES TSX APPROVAL TO INCREASE ITS SHARE REPURCHASE
PROGRAM TO $100 MILLION

For Immediate Release	December 13, 2005
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that the Toronto Stock Exchange has accepted notice of the amendment announced on December 8, 2005 to the terms of QLT’s normal course issuer bid which was originally approved by the Exchange and announced on May 2, 2005.
The amended bid allows QLT, commencing on or about December 14, 2005 until May 3, 2006, to purchase for cancellation up to a maximum of 9,300,000 common shares without par value, being approximately 9.9% of the issued and outstanding common shares of QLT as at April 28, 2005, and representing approximately 10% of its public float, subject to a maximum aggregate expenditure by QLT of US$100 million.
The actual number of common shares which may be purchased and the timing of any such purchases will be determined by QLT. The price which QLT will pay for any such shares will be the market price at the time of acquisition. QLT has purchased an aggregate of 3,141,400 common shares in the prior 12 months. There were 91,184,681 common shares outstanding as at December 8, 2005.
About QLT Inc.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
The statements in this press release regarding QLT’s intention to commence a share repurchase program are “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factor that our intention to purchase our common shares may be impacted by market factors and our operating results, and by other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.